Exhibit 99.1

Tucows Reports Financial Results for First Quarter 2020

TORONTO, May 7, 2020 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2020. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended March 31
	2020 (Unaudited)	2019 (Unaudited)	% Change
Net revenue	83,985	78,953	6%
Gross Profit	25,150	22,651	11%
Net income	2,834	2,799	1%
Basic Net earnings per common share	0.27	0.26	4%
Adjusted EBITDA[1,2]	12,681	9,431	34%
Net cash provided by operating activities	14,073	8,991	57%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.
2.

Adjusted EBITDA for the three-month period ended March 31, 2020 reflects the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Ascio acquisition on March 18, 2019, which lowered Adjusted EBITDA by $0.1 million, compared to $0.2 million for the three-month period ended March 31, 2019.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross Profit
	3 Months ended March 31		3 Months ended March 31
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Network Access Services:
Mobile Services	20,148	20,809	10,291	10,066
Other Services	4,308	2,443	2,592	1,374
Total Network Access Services	24,456	23,252	12,883	11,440
Domain Services:
Wholesale
Domain Services	45,964	42,591	9,495	7,752
Value Added Services	4,707	4,184	3,922	3,390
Total Wholesale	50,671	46,775	13,417	11,142

Retail	8,449	8,642	4,215	4,283
Portfolio[3]	409	284	282	156
Total Domain Services	59,529	55,701	17,914	15,581
Network Expenses:
Network, other costs	-	-	(2,416)	(2,395)
Network, depreciation and amortization costs	-	-	(3,231)	(1,975)
Total Network expenses	-	-	(5,647)	(4,370)

Total	83,985	78,953	25,150	22,651

3.

During the first quarter of 2020, portfolio revenue consisted of individual sales from its surname portfolio following the sale of the Company’s remaining domain name portfolio in the fourth quarter of 2019. Going forward, portfolio revenue will only consist of surname portfolio sales.

“The first quarter was a very solid start to 2020, highlighted by year-over-year growth in revenue and gross profit of 6% and 11%, respectively, and cash flow from operations of more than $14 million,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Our Domains business continued to benefit from our focus on high-quality reseller customers, which contributed to more than a 20% year-over-year increase in gross margin in the Wholesale channel. In our Ting Mobile business, as expected we benefited from the improved economics of our carrier relationships. And at Ting Internet, we continued to steadily expand the network, adding another new town, further expanding potential serviceable addresses, increasing the number of homes passed, adding new customers, and nearly doubling gross profit year-over-year with the contribution of the acquisition of Cedar Holdings, which we closed on January 1.”

Financial Results

Net revenue for the first quarter of 2020 increased 6% to $84.0 million from $79.0 million for the first quarter of 2019.

Net income for the first quarter of 2020 increased 1.3% to just over $2.8 million, or $0.27 per share, from just under $2.8 million, or $0.26 per share, for the first quarter of 2019.

Adjusted EBITDA1 for the first quarter of 2020 increased 34% to $12.7 million from $9.4 million for the first quarter of 2019. Adjusted EBITDA for the first quarter of 2020 reflects a full quarter of contribution from the Ascio and Cedar Holdings acquisitions in March 2019 and January 2020, respectively.

Cash and cash equivalents at the end of the first quarter of 2020 was $12.4 million compared with $20.4 million at the end of the fourth quarter of 2019 and $11.0 million at the end of the first quarter of 2019.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended March 31
	2020 (unaudited)	2019 (unaudited)
Net income for the period	2,834	2,799
Depreciation of property and equipment	2,990	1,925
Amortization of intangible assets	3,301	2,040
Interest expense, net	1,150	972
Accretion of contingent consideration	87	-
Provision for income taxes	1,101	1,257
Stock-based compensation	801	525
Unrealized loss (gain) on change in fair value of forward contracts	348	(118)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(42)	(328)
Acquisition and transition costs*	111	359

Adjusted EBITDA	12,681	9,431

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to the Company’s acquisition of Ascio in March 2019 and Cedar in January 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded commentary discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next six days (until Wednesday, May 13), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Wednesday, May 20 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com), Enom () and Ascio (http://ascio.com) combined manage approximately 24 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.